EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 3 to Form S-3 No. 333-124564) and related Prospectus of Patient Safety Technologies, Inc. for the registration of 2,957,494 shares of its common stock and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the 2003 financial statements of Patient Safety Technologies, Inc. formerly Franklin Capital Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 7, 2006